EXHIBIT 10.10

DATED 31st July 2003

CONVERTIBLE LOAN AGREEMENT

ASPACE SOLUTIONS LIMITED

ACTIVCARD CORP

CONVERTIBLE LOAN AGREEMENT

DATE

PARTIES

(1)	ASPACE SOLUTIONS LIMITED (registered in England and Wales under company number 03970100) the registered office of which is at Eagle House, 110 Jermyn Street, London, SW1Y 6RH (the “Company”);

(2)	ACTIVCARD CORP (registered in Delaware) the registered office of which is at 6623 Dumbarton Circle, Fremont, California, 94555, USA (the “Lender”).

RECITALS

(A)	The Lender has agreed to lend to the Company and the Company has agreed to borrow an amount of £2,500,000 (Two Million Five Hundred Thousand Pounds Sterling) subject to and upon the terms and conditions contained in this Agreement.

(B)	This Agreement is being entered into in connection with the Investment Agreement (as defined below) and a purchase by the Lender of Shares totaling 38.165% of the issued share capital of the Company. Such transactions (the “Transactions”) were to take place on the basis that the liabilities of the Company would not exceed £1,750,000. Since the relevant parties reached agreement in principle on the terms of the Transactions the liabilities of the Company have increased to £2,100,000. The Lender has agreed, notwithstanding such increase, to proceed with the Transactions on the basis that the Company additionally agrees to pay by way of repayment of indebtedness a further amount of £208,145.78 (two hundred and eight thousand one hundred and forty five Pounds Sterling and seventy eight pence. Such Additional Indebtedness is not part of the Cash Loan referred to in Recital (A) but is a separate and severable loan, subject to and upon the same terms and conditions contained in this Agreement.

(C)	Both the Cash loan and the Additional Indebtedness shall be convertible into ordinary shares of the Company subject to and upon the terms and conditions contained in this Agreement.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.3	Definitions

In this Agreement the following expressions have the following meanings, unless the context otherwise requires:

“Accounts”

means, in the case of the Company, the latest annual statutory profit and loss account and statutory balance sheet of the Company available from time to time;

“Acquisition Agreement”

means the agreement to be entered into between Orla Macallister and Una Gilmore as the administrators of the estate of Paul Gilmore deceased, Alan Bates, Rick Peel, EFG Reads Trustees Limited, John Merchant, Corbett Keeling Limited, Gary Rimmer (1) and ActivCard (2) relating to a purchase of shares in the Company by the Lender;

“Act”

means the United Kingdom Companies Act 1985 as amended from time to time;

“ActivCard Group”

means the Lender, and any holding company of the Lender and any subsidiaries of the Buyer and any such holding company as such terms are defined in Section 736 of the Companies Act 1985 (as amended), in each case, from time to time;

“Additional Indebtedness”

means the additional sum of £208,145.78 (two hundred and eight thousand one hundred and forty five Pounds Sterling and seventy eight pence);

“Adjustment Events”

means any or all of the following events, occurring at any time, or by reference to any date, when the Loan remains capable of conversion into Ordinary Shares:

(a)	any issue of Shares by way of capitalisation of profits or reserves to holders of Shares including an allotment or issue of Shares pursuant to an employee share scheme;

(b)	any sub-division or consolidation of Ordinary Shares;

(c)	any allotment or issue of Shares or securities with rights of conversion into Shares or the grant of any option for the allotment and issue of Shares;

(d)	any Distribution (other than a cash dividend payable out of revenue profits);

“Advance”

means the advance of the Cash Loan made pursuant to clause 2.2 of this Agreement;

“Articles”

means the Company’s Articles of Association as in force on the date of this Agreement;

“Associated Companies”

means in relation to any Company, a subsidiary or holding company of it, or a subsidiary of such holding company, where subsidiary and holding company have the meanings given in section 736 of the Act and “Associated Company” means any of them;

“Authorities”

means all national and local governments, government departments, supranational bodies, local or public authorities, statutory undertakings, states or agencies;

“Board”

means the board of Directors of the Company from time to time;

“Business”

means the development, licensing and maintenance of software for the financial services industry;

“Business Day”

means a day (other than a Saturday or Sunday or public holiday) on which banks are open for business in London or the United States of America;

“Cash Loan”

means the sum of £2,500,000 (Two Million Five Hundred Thousand Pounds Sterling)

“Conditions”

means the conditions set out in Clause 15

“Conversion”

means the conversion of all or part of the Loan into Shares in accordance with this Agreement;

“Conversion Amount”

means the amount of the Loan to be converted into Shares pursuant to a Conversion Notice;

“Conversion Date”

means each date during the Conversion Period, being a Business Day, specified by the Lender in a Conversion Notice as the date on which Conversion Rights (in whole or in part) are to be exercised;

“Conversion Notice”

means a conversion notice as referred to in Clause 6 to be given by the Lender, the form of which is set out in Schedule 1;

“Conversion Period”

in the event that the Loan has not been fully repaid by the Final Repayment Date, the period commencing on the Final Repayment Date until the date of the full repayment of the Loan or Conversion of the final balance of the Loan (as the case may be);

“Conversion Price”

means the £25 per Ordinary Share at which the Loan is to be converted into Ordinary Shares pursuant to Clause 6 hereof such price being subject to adjustment pursuant to Clause 7;

“Conversion Rights”

means the conversion rights of the Lender to convert the Loan into Shares under Clause 6;

“Debenture”

means the fixed and floating charge dated the same date as this Agreement and granted by the Company in favour of the Lender in relation to this Agreement;

“Default”

means any Event of Default or any Potential Event of Default;

“Default Rate”

means a rate equivalent to 5 per cent per annum over the Interest Rate;

“Disclosure Bundle”

means the disclosure bundle from the Managers to the Lender of even date herewith as referred to in the Investment Agreement

“Disclosure Letter”

means the disclosure letter from the Managers to the Lender of even date herewith as referred to in the Investment Agreement;

“Distributions”

means any distribution by the Company of its assets, profits, reserves or capital to any of, or any class of, its shareholders and any cancellation or purchase or reduction or repayment of share capital or reserves other than:

(a)	a reduction in share capital which does not involve a payment to holders of Shares;

(b)	an issue of shares as fully or partly paid bonus shares;

(c)	the redemption or purchase of any of the Company’s own shares out of capital (including the proceeds of a fresh issue of shares) or out of unrealised profits;

(d)	a distribution of assets to members of the Company on its winding up.

“Documentation”

means this Agreement, the Investment Agreement, the Services Agreements, the Debenture, the Articles and the Acquisition Agreement and any other documents under such agreements and “Document” means any of them;

“Event of Default”

means any of those events set out in Clause 12 (Events of Default);

“Exit”

means either i) a listing of Shares on a recognized stock exchange ii) a sale of all or substantially all of the assets of the Company (other than as part of an inter group reorganisation) or iii) the sale of 50% or more of the Shares to a third party (other than as part of an inter group reorganisation) or to persons connected to such person (as defined by the City Code on Takeovers and Mergers);

“Facility Documents”

means this Agreement, the Acquisition Agreement, the Investment Agreement, the Debenture, the Services Agreements and all documents now or hereafter entered into containing any guarantee of or security for any of the obligations of the Company under this Agreement or whereby any party has agreed that any indebtedness owed to such party by the Company be subordinated to the Company’s indebtedness to the Lender or to its creditors generally;

“Final Repayment Date”

means the second anniversary of the date of the Advance;

“Group”

means the Company and its Subsidiaries from time to time and “Group Company” means any of them;

“Indebtedness”

means any obligation of any person from time to time (present or future, actual or contingent, as principal or surety or otherwise) for the payment or repayment of money including, but not limited to:

(a)	under acceptances, bills, bonds, debentures, notes or similar instruments;

(b)	under guarantees, indemnities or other assurances against financial loss; and

(c)	in respect of the purchase, hire or lease of any asset or services.

“Intellectual Property Rights”

means patents, trademarks, service marks, registered designs, applications for any of those rights, trade and business names, unregistered trade marks and service marks, copyrights (Including source code and object of software programs), know-how, database rights, rights in designs and inventions and other rights of the same or similar effect or nature, in each case in any Relevant Jurisdiction;

“Interest”

means interest payable by the Company in connection with the Loan pursuant to Clause 3;

“Interest Payment Date”

means 14 days after each anniversary of this Agreement or the Final Repayment Date;

“Interest Rate”

means the rate of 6 per cent per annum;

“Investment Agreement”

means the agreement dated the same date as this Agreement and made between the Company, Steve Keohane, Paul Ryder, Julian Lovelock and the Lender;

“Listing”

means the admission of the Ordinary Shares or any part of it to trading on any Recognised Investment Exchange or on any publicly recognised securities or investment exchange, market or over the counter market anywhere in the world;

“Loan”

means the aggregate principal amount owing to the Lender under this Agreement at any relevant time in respect of the Cash Loan and the Additional Indebtedness;

“Managers”

means Steve Keohane, Julian Lovelock and Paul Ryder;

“Notice of Conversion”

means the notice in the form of Schedule 1 hereto;

“Ordinary Shares”

means the ordinary shares of 1 pence each in the capital of the Company;

“Potential Event of Default”

means any event or circumstance which in the reasonable opinion of the Lender is likely to result in an Event of Default;

“Recognised Investment Exchange”

has the meaning given to it in Section 285 of the Financial Services and Markets Act 2001;

“Relevant Holding”

means the number of Shares to be issued to the Lender under a Conversion Notice, being equal (subject to any adjustments under clause 6) to the Conversion Amount divided by the Conversion Price;

“Relevant Jurisdiction”

in respect of any person means the jurisdiction in which such person is incorporated or, if different, has its principal place of business;

“Repayment Date”

means any date from this date hereof but not later than the Final Repayment Date or a Listing which ever is the earlier, save that, if such date is not a Business Day, the Repayment Date shall be the Business Day immediately preceding such date;

“Security Interest”

means any mortgage, charge, assignment, pledge, lien, right of set-off, hypothecation, encumbrance, priority or other security interest (whether fixed or floating) including, without limitation, any “hold-back” or “flawed asset” arrangement together with any preferential right, retention of title, deferred purchase, leasing, sale or purchase, sale and leaseback arrangement, trust agreement, declaration of trust, trust arising by operation of law, any option or agreement for any of the same or any arrangement which has substantially the same commercial or substantive effect as the creation of security;

“Services Agreement”

means the employment agreements between the Company and each of the Managers;

“Shares”

means shares of any class in the capital of the Company from time to time;

“Sterling” and “£”

means the lawful currency for the time being of the United Kingdom and in respect of all payments to be made under this Agreement in Sterling means immediately available, freely transferable cleared funds;

“Subsidiary”

bears the same meaning as that contained in Section 736 of the Act (Definition of “subsidiary”);

“Taxes”

means all present and future taxes, levies, duties, charges, assessments, deductions or withholdings whatsoever, including any interest thereon, and any penalties and fines with respect thereto, wherever imposed, levied, collected or withheld pursuant to any regulation having the force of law and “Taxation” shall be construed accordingly;

“VAT”

means value added tax as provided for in VATA and legislation (whether delegated or not and, for the avoidance of doubt, including the Provisional Collection of Taxes Act 1968) supplemental thereto and any tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar or turnover Tax replacing or introduced in addition to any of the same; and

“VATA”

means the Value Added Tax Act 1983.

1.2	Interpretation

1.2.1	In this Agreement:

(a)	the contents page and clause headings are included for convenience only and do not affect the construction of this Agreement;

(b)	words denoting the singular include the plural and vice versa; and

(c)	words denoting one gender include each gender and all genders.

1.2.2	In this Agreement, unless the context otherwise requires, references to:

(a)	persons include references to natural persons, firms, partnerships, companies, corporations, associations, organisations and trusts (in each case whether or not having a separate legal personality);

(b)	documents, instruments and agreements (including, without limitation, this Agreement and any document referred to in this Agreement) are references to such documents, instruments and agreements as modified, amended, varied, supplemented or novated from time to time;

(c)	receivers are references to receivers of whatsoever nature including, without limitation, receivers and managers and administrative receivers;

(d)	the terms the “Lender” and the “Receiver” include, where the context so admits, references to any delegate of any such person;

(e)	a party to this Agreement include references to its successors, transferees and assigns;

(f)	Recitals, Clauses and Schedules are references to recitals to this Agreement, clauses of this Agreement and schedules to this Agreement; and references to this Agreement include its Schedules;

(g)	paragraphs, unless otherwise expressly provided, are references to paragraphs of the Schedule in which the references appear;

(h)	statutory provisions (where the context so admits and unless otherwise expressly provided) are construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time, and to any orders, regulations, instruments or other subordinate legislation made under the relevant statute; and

(i)	a time of day is a reference to London time.

1.2.3	Terms defined in the Investment Agreement shall have the same meaning when used in this Agreement,

1.2.4	If there is a conflict between the provisions of this Agreement and the Articles, the provisions of this Agreement shall prevail.

2	THE LOAN

2.1.1	The Lender agrees to lend to the Company and the Company has agreed to borrow, subject to and upon the terms and conditions contained in this Agreement the Cash Loan.

2.2	The Company shall draw the Cash Loan in full in one Advance upon satisfaction of the Conditions.

2.3	The obligation of the Lender to make the Loan is subject to the Conditions being satisfactorily complied with.

3	INTEREST

3.1	Interest shall accrue on the principal outstanding amount of the Loan at the Interest Rate from the date of the Advance until the earlier of the date of the full repayment of the Loan or Conversion of the final balance of the Loan (as the case may be), or the date of any Event of Default and shall be payable on each Interest Payment Date. For the purposes of calculating such interest, the period between the date of the Advance and the Final Repayment Date or, as the case may be, the relevant Conversion Date(s) shall be split into successive periods (each an “Interest Period”). The first such Interest Period shall commence on the date of the Advance and shall end on the next following Interest Payment Date. Subsequent Interest Periods shall run from the expiry of the previous relevant Interest Period to the next following Interest Payment Date, provided that the last Interest Period shall end on the Repayment Date or, if earlier, the relevant Conversion Date(s).

3.2	If an Event of Default occurs interest shall accrue on the Loan (plus accrued interest) at the Default Rate, compounded daily, from the date of Event of Default until actual payment in full of the Loan plus all accrued interest.

3.3	All interest accruing on the Loan is calculated on the basis of a 365 day year and actual number of days elapsed.

4	PAYMENT

4.1	Save to the extent that there has been a Conversion and subject to the rights of voluntary repayment set out in clause 5, the Company shall repay the Loan and any accrued interest as referred to in Clause 3.1 on the Final Repayment Date.

4.2	All payments by the Company hereunder shall be made, without set-off or counterclaim in Sterling to such account as the Lender may from time to time notify to the Company.

5	VOLUNTARY EARLY REPAYMENT

The Company shall be at liberty at any time to repay the whole or any part of the Loan without premium or penalty provided that:-

5.1	not less than one calendar month’s prior written notice shall have been given;

5.2	in the event of partial repayment, the amount of the Loan repaid shall be an integral multiple of £5,000; and

5.3	any amounts repaid by the Company may not be redrawn.

6	COSTS AND EXPENSES

6.1	Each party will bear their costs of the preparation and negotiation of this Agreement.

6.2	The Company shall pay all stamp, documentary, registration and other like duties or taxes to which this Agreement, or any judgment given in connection with this Agreement is or at any time may be subject.

6.3	All fees and expenses payable pursuant to this Clause 6 shall be paid together with VAT or the equivalent in the Relevant Jurisdiction (if any) properly chargeable thereon

7	CONVERSION

7.1	The Loan shall be convertible into fully paid Ordinary Shares on the following terms and conditions:

(a)	the Lender shall have the right to convert its holding of the outstanding amount of the Loan (the “Loan Outstanding”) or any part thereof in amounts or multiples of £5,000 into such number of fully paid Ordinary Shares as, at the Conversion Price, have an aggregate value equal to (as nearly as practicable, ignoring fractions and rounding down to the nearest whole number of Ordinary Shares) the aggregate nominal value of the Loan Outstanding to be converted by completing the Notice of Conversion, at, or sending it by registered post to, the registered office of the Company. A duly completed conversion notice may not be withdrawn without the consent of the Company. Conversion pursuant to this sub-paragraph may be made at any time during the Conversion Period by written notice to the Company in accordance with this condition. The effective date for conversion shall be the date upon the Notice of Conversion shall be received by the Company (“Conversion Date”); and

(b)

if a resolution shall be passed for the voluntary winding up of the Company during the Conversion Period, the Lender will be entitled, in respect of the Loan or any part thereof, on giving written notice to the Company within three months after the passing of such resolution, to elect to be treated as if it had exercised its conversion rights immediately before the commencement of such liquidation and, in that event, the Lender shall in lieu of the payments which would otherwise be due in respect of such Loan, be entitled to receive out of the assets available in the liquidation, pari passu with the holders of the Ordinary Shares, such a sum as it would have received had it been the holder of Ordinary Shares to which it would have been entitled by virtue of such a conversion and had ceased to hold such Loan on the last Interest

Payment Date preceding the commencement of the liquidation without any adjustment for interest actually received or entitlement to dividends actually paid after the date of commencement of the liquidation. For the purposes of this paragraph of this condition the Conversion Price applicable shall be that applicable immediately following the date of such resolution if conversion had been effected on that date at the election of the Lender under condition 7.1. Subject to this paragraph, all conversion rights lapse in the event of liquidation.

7.2	The Ordinary Shares arising on conversion shall be allotted and issued not later than 14 days after the Conversion Date with effect from the Conversion Date and will rank pari passu in all respects with the Ordinary Shares in issue on such Conversion Date save that they shall not rank for dividends or other distributions declared made or paid on the Ordinary Shares in respect of any accounting period ended prior to the Conversion Date.

7.3	Within 28 days after the relevant allotment date the Company shall issue free of charge to the Lender in respect of the Loan which has been converted a share certificate in respect of the Ordinary Shares arising on conversion and, subject to Condition 7.4 shall also issue a fresh certificate for the balance of the Loan held by the Lender where less than the whole of the Loan is converted.

7.4	Fractions of Ordinary Shares will not be allotted on Conversion, any residual amounts of the Loan left outstanding after conversion as a result of the elimination of fractions shall be waived and may be retained by the Company.

8	CONVERSION PRICE

8.1

If on or prior to a Conversion Date an Adjustment Event occurs, the Conversion Price shall be adjusted immediately in such manner as the Lender and the Company shall agree to be appropriate with a view to ensuring that the Lender would, immediately following such Adjustment Event and/or the exercise of any rights granted to a person pursuant to that Adjustment Event, be entitled on exercise of the Conversion Rights, to the same proportion of the Ordinary Shares as it would have had had it exercised in full such Conversion Rights immediately prior to the Adjustment Event. In the event of any disagreement between the Company and the Lender as to the Conversion Price after the occurrence of an Adjustment Event, the matter shall be referred to the auditors of the Company or in the Lender’s sole discretion such firm of independent auditors as is selected by the Lender. The auditors of the Company or the firm of independent auditors selected by the Lender shall act as experts and not as arbitrators and their decision shall in the absence of manifest error be final and binding on the parties. The fees and expenses of the auditors of the Company or of the firm of independent auditors selected by the Lender shall be borne by the Company save that the

Lender shall pay the said fees and expenses in the event that the relevant auditors confirm the calculation of the said Conversion Price proposed by the Company.

9	EQUITY PROTECTION COVENANTS

9.1	The Company shall until the Repayment Date ensure that it keeps available and authorised for issue to the Lender at all times sufficient share capital to satisfy in full all Conversion Rights exercisable under this Agreement.

9.2	While any Conversion Rights remain unexercised the Company shall not take any action that would result in the Conversion Price being adjusted so that the Shares would be issued at a discount to their par value or could not under applicable law in effect be legally issued fully paid up.

9.3	If any Exit is proposed or made known to the Company, (i) the Company will give notice of such offer or scheme to the Lender at the same time as any notice thereof is sent to its shareholders together with the details concerning such offer or scheme; and (ii) ensure that the Articles are adhered to by the Company in relation to such offer or scheme.

9.4	The Company undertakes to ensure that whilst the Loan remains convertible, it will:

(a)	permit the Lender to participate in any issue of Shares or securities convertible into Ordinary Shares to the holders of Shares by way of rights or otherwise at the same price as the issue as if it had exercised its conversion rights immediately prior to such issue;

(b)	not waive or fail to enforce any rights under, nor alter, the Articles or the Investment Agreement in any way which would adversely affect the rights of the Lender or the rights attaching to the Shares, without the prior approval of the Lender;

(c)	not make an issue, grant or Distribution or take any other action if the effect would be that on the exercise of any of the conversion rights it would be required to issue Shares at a discount;

(d)	notify the Lender in writing as soon as reasonably practicable after the relevant Board or general meeting of shareholders (whichever is the earliest) has resolved to consider or implement any course of action giving rise to rights of conversion, an Adjustment Event or a Distribution and, in any event, at least 10 Business Days prior to the date on which any such event is to occur specifying the prospective date of the event and the proposed terms of it.

10	TAXES

10.1	All payments due to be made by the Company under this Agreement, whether of principal, interest or otherwise, shall be made without regard to any equities between the Company and the Lender and free and clear of, and without deduction or withholding for, or on account of, any Taxes, except to the extent the Company is required by law to deduct or withhold any Taxes on any amounts payable hereunder.

11	UNDERTAKINGS

11.1	The Company undertakes with the Lender during the Term that, it shall:

11.1.1	Authorisations

Comply with all applicable laws in its Relevant Jurisdictions and obtain, maintain in full force and effect and comply with the terms of all authorisations, approvals, licenses, exemptions, notarizations and consents required in its Relevant Jurisdiction to enable it conduct its business;

11.1.2	Material matters

Promptly upon becoming aware, deliver to the Lender details of any:

a)	litigation, arbitration or administrative proceedings which are current, threatened or pending;

b)	any breach or potential material breach of the terms of this Agreement or the Documentation.

11.1.3	Delivery of Accounts

As soon as the same become available (and in any event within 30 days after the end of each of its financial years), deliver a copy of its Accounts for that financial year to the Lender;

11.1.4	Delivery of financial information

As soon as the same become available (and in any event within 10 days after the end of each quarter of each of its financial years), deliver to the Lender its unaudited management accounts as at the end of such quarter (including a balance sheet and profit and loss account and cash flow forecasts for that quarter), prepared in accordance with US GAAP and consistently applied, signed by two of its directors, together with copies of the related directors’ reports;

11.1.5	Information

Promptly after each board meeting of a Group Company (and in any event within one week) deliver to the Lender a copy of the board minutes of the meeting;

11.1.6	Further financial information

From time to time at the request of the Lender, furnish the Lender with such information about the business and financial condition of the Company as the Lender may reasonably require.

11.1.7	Default

From time to time it will inform the Lender of any Default forthwith upon becoming aware of the same;

The Company shall allow any representative, agent or advisor of the Lender, at any reasonable time, on giving reasonable notice, to investigate the financial affairs of the Company, including the right to visit and inspect any of its properties, to examine and copy its books of account and financial and other records and to discuss its affairs, finances and accounts with its officers, auditors and senior staff.

12	EVENTS OF DEFAULT

12.1	Each of the following events is an Event of Default:

12.1.1	if the Company fails to pay on the due date any money (whether principal or interest) or to discharge any obligation or liability payable by it from time to time to the Lender or fails to comply with any material term condition covenant or provision of any of the Facility Documents or of any facility from the Lender or to perform any material obligation or liability of the Company to the Lender or if any warranty or undertaking from time to time expressly made to the Lender by or on behalf of the Company is or becomes incorrect or misleading in a material respect;

12.1.2	if the Company materially defaults under the Facility Documents or any trust deed loan agreement debenture or other agreement or obligation relating to any borrowing or under any guarantee or if any borrowing or other money payable under any of the foregoing becomes or is capable of being declared payable prior to its stated maturity or is not paid when due or if any facility is suspended, cancelled or terminated before its normal expiry date by reason of default by the Company;

12.1.3	if a Manager breaches any material term of any of the Documentation;

12.1.4	if any step is taken or a petition is presented or an order made or a resolution passed or analogous proceedings are taken for appointing an administrator of or winding up the Company or if a notice is issued convening a meeting for the purpose of passing any such resolution (save for the purpose of and followed within four months by an amalgamation or reconstruction not involving or arising out of insolvency and on terms previously approved in writing by the Lender) or of complying with section 142 of the Companies Act 1985;

12.1.5	if an encumbrancer takes possession or exercises or attempts to exercise any power of sale or otherwise enforces its security or a receiver is appointed of the whole or any part of the undertaking property assets revenues or rights of the Company or if any Security Interest now or hereafter created by the Company becomes enforceable;

12.1.6	if any judgment or order made against the Company is not complied with within seven days or if an execution distress sequestration or other process is levied or enforced upon or sued out against any part of the undertaking, property, assets, revenues or rights of the Company;

12.1.7	if the Company stops payment or agrees to declare a moratorium with respect to all or any class of its debts or becomes or is deemed to be insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 when they fall due or if a notice is issued convening a meeting of, or the Company proposes or enters into any composition or arrangement with, the Company’s creditors generally or any class of its creditors;

12.1.8	if the Company without the prior consent in writing of the Lender ceases or threatens to cease to carry on its business or any material part thereof;

12.1.9	if any material part of the assets or revenues of the Company is nationalised compulsorily acquired seized or appropriated or if any notice served upon the Company with a view to forfeiture Pursuant to section 146 of the Law of Property Act 1925 is not complied with within the period specified;

12.1.10	if any of the Facility Documents fails or ceases in any respect to have full force and effect or to be continuing or is terminated or disputed on a bona fide basis or becomes in jeopardy, invalid or unenforceable except where such event is due to the or default of the Lender as a consequence of a willful or grossly negligent act or omission by the Lender;

12.1.11	if any license authorisation consent or registration at any time necessary to enable the Company to comply with its obligations to the Lender or to carry on its business in the normal course shall be revoked withheld or materially modified or shall fail to be granted or perfected or shall cease to remain in full force and effect;

12.1.12	if control (as defined in section 435(10) of the Insolvency Act 1986) or the power to take control of the Company is acquired by any person or company or group of associates (as defined in such section) not having control of the Company at the date hereof (unless with the prior consent in writing of the Lender or in accordance with the Articles);

12.1.13	if:

(i)	any of the foregoing events occurs without the prior consent in writing of the Lender in relation to (A) any party to the Facility Documents (other than the Company or the Lender) or (b) any Subsidiary or Holding Company of the Company or of any such party or any Subsidiary of any such Holding Company; or

(ii)	any individual now or hereafter party to any of the Facility Documents shall die or become of unsound mind or have a bankruptcy petition presented or order made against him; or

12.1.14  if any other event of default specified in any of the Facility Documents occurs.

12.2	On and at any time after the occurrence of an Event of Default or a Potential Event of Default, the Lender in its absolute discretion may by written notice to the Company:

12.2.1	declare the Loan (to the extent there has been no Conversion) to be immediately due and payable, together with all accrued interest thereon and any other sums then owed by the Company under this Agreement and, upon that declaration, such sums shall become immediately due and payable without demand or notice of any kind, all of which are hereby expressly waived by the Company; or

12.2.2	declare the Loan to be due and payable on demand of the Lender; and/or

12.2.3	declare that any undrawn portion of the Loan is cancelled, whereupon the same shall be cancelled with immediate effect.

12.3	For the purposes of this Clause 12;

12.3.1	the reference to a “material breach” or “material default” shall mean there has been a breach or default by the Company or the Managers in relation to the Documentation which is not remediable or if it is capable of remedy, such breach is not remedied within 14 days of the Company and/or the Managers (as the case may be) being specifically required in Writing to do so by the Lender,;

12.3.2	if the Company and/or the Managers (as the case may be) fail to comply or perform or are in breach or default in relation to the Documentation but the same is not material, it shall be deemed to be material if the same failure, breach or default occurs for a second time in any 12 month period.

13	WARRANTIES

13.1	Save as fully and fairly disclosed in the Disclosure Letter and the Disclosure Bundle, the Company hereby warrants to the Lender that;

13.1.1	the Company is duly incorporated and validly existing under the laws of its Relevant Jurisdiction, has power and all necessary corporate and shareholder authorisations to enter into and perform its obligations under the Facility Documents to which it is expressed to be a party and has complied with all statutory and other legal requirements relative to its business; no limitation on the powers of the Company to borrow will be exceeded as a result of borrowings under this Agreement;

13.1.2	all necessary governmental and other official consents and approvals for the Company to accept the Facility, to enter into the Facility Documents to which it is expressed to be a party and to make all payments in accordance with the terms of the Facility Documents have been obtained and are in full force and effect;

13.1.3	on execution by the Company, each of the Facility Documents to which the Company is expressed to be a party will constitute a valid and binding obligation of the Company enforceable in accordance with its terms;

13.1.4	as far as the Company is aware (having made reasonable enquiry) the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, each of the Facility Document to which it is expressed to be a party, by the Company will not (i) contravene any existing applicable law, statute, rule, directive or regulation or any judgement, decree or permit to which the Company is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Company is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the Company’s Memorandum and Articles of Association (or equivalent constitutional documents) or (iv) result in the creation or imposition of, or oblige the Company or any of its Subsidiaries to create, any Security Interest on any of the Company’s or its Subsidiaries’ undertakings, assets, rights or revenues save for the Permitted Security Interest (as defined in the Debenture);

13.1.5	no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Company, threatened against the Company or any of its Subsidiaries which could have a material adverse effect on the business, assets or financial condition of the Company or any of its Subsidiaries;

13.1.6	the statutory financial statements of the Company as delivered to the Lender have been prepared in accordance with accounting principles and practices generally accepted in its Relevant Jurisdiction and consistently applied as are applicable to the Company and present fairly and accurately the financial position of the Company as at the date of such statements and the results of the operations of the Company respectively for the financial year ended on such date and, as at such date, the Company did not have any significant liabilities (contingent or otherwise) or any unrealised or unanticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

13.1.7	there has been no material adverse change in the financial position of the Company or the consolidated financial position of the Company and its Subsidiaries from that set forth in the Accounts delivered to the Lender prior to the date of this Agreement; and

13.1.8	no Default has occurred and is continuing.

13.2	The notice by the Company requesting the Advance shall be deemed to constitute fresh warranties by the Company in the terms of this Clause 13 made at such time.

14	CHANGES IN CIRCUMSTANCE

If any change in applicable law or regulation or in the application or interpretation thereof by any government authority charged with the administration thereof shall make it impracticable or unlawful for the Lender to maintain or give effect to its obligations under this Agreement, the Lender shall give notice in writing to the Company of such event and the Lender’s obligation to make the Facility available shall be cancelled and the Company shall within 14 days of receipt of such notice repay to the Lender the Loan and accrued interest thereon to the date of repayment.

15	MATTERS REQUIRING CONSENT OF THE LENDER

15.1	The parties hereto agree and undertake and the Company (to the extent it may validly do so) undertakes that the following matters shall only be undertaken by the Company with the prior written approval of the Lender:

15.1.1	the undertaking of any business other than the Business or the commencement of any new business not being ancillary or incidental to the Business;

15.1.2	incurring or permitting to exist any Indebtedness other than the Loan;

15.1.3	the passing of any resolution for its winding-up (unless it shall have become insolvent);

15.1.4	the amalgamation or merger with any other company or business undertaking;

15.1.5	the grant of any rights (by license, sale or otherwise) in or over any intellectual property owned or used by the Company other than licensing any such intellectual property to customers or suppliers or strategic partnering in the ordinary course of business;

15.1.6	the creation of any Security Interest whatsoever on any asset of the Company;

15.1.7	the factoring or assigning any of the book debts of the Company;

15.1.8	except as provided in the Budget and Business Plan from time to time (as referred to in the Investment Agreement) undertaking any action that creates any obligation which could involve a payment, in cash or otherwise, in excess of £50,000 in aggregate in any 12 month period; and

15.1.9  selling any material asset (including any Intellectual Property Rights).

16	CONDITIONS

16.1	The obligation of the Lender to make the Advance hereunder is subject to the conditions that at the time of the Company giving a notice requesting, and at the time of the Lender making, such Advance, the Lender shall have received in form and substance satisfactory to it, not later than two Business Days before the day on which notice requesting the Advance is given, the following:

16.1.1	a copy, certified as a true, complete and up-to-date copy by a duly authorised officer of’ such party, of the Memorandum and Articles of Association (or equivalent constitutional documents) of the Company;

16.1.2	a copy, certified as a true copy by a duly authorised officer of such party, of the resolutions of the Board of Directors of the Company approving the execution, delivery and performance of the Facility Documents and the terms and conditions hereof and authorising a named person or persons to execute and deliver the Facility Documents and to give all notices and take all other action required by the Company under the Facility Documents;

16.1.3	a certificate of a duly authorised officer of the Company setting out the names and signatures of the persons authorised to execute and deliver the Facility Documents and to give all notices and take all other action required by such party under the Facility Documents;

16.1.4	the following Facility Documents duly executed and completed in all respects in favour of the Lender:

(a)	the Debenture;

(b)	the Investment Agreement; and

(c)	the Acquisition Agreement

16.1.5	the Lender shall have received, in form and substance satisfactory to it not later than two Business Days before the day on which written notice requesting the Advance is given, in relation to the following Facility Documents and each party thereto (other than the Lender), the items listed below:

(d)	in relation to the Debenture:

(i)	all deeds and documents of title relating to the Property; and

(ii)	all certificates and documents of title relating to the securities required by the Lender to be charged pursuant to such debenture and deeds of transfer thereof in blank duly executed by or signed on behalf of the registered holder as are necessary to vest the same in the Lender, its nominees or any purchaser; and

(iii)	all notices, including without limitation any notices of assignment, required pursuant to such debenture;

(c)	in relation to each such Facility Document:

(i)	such agreements, deeds, certificates and other documents to be executed under the Facility Documents as the Lender may reasonably require; and

(ii)	evidence that all steps which the Lender reasonably determines are necessary or desirable for the effectiveness of the Facility Documents and the completion of the security intended to be created thereby have been taken to the satisfaction of the Lender;

16.1.6	the warranties set out in Clause 13 are true and correct as if made at such time;

16.1.7	no Default shall have occurred and be continuing or might result from the making of the Advance.

In the absence of manifest error, the Lender’s decision as to whether the requirements of this Clause 16 have been satisfied shall be binding on and conclusive against the Company.

17	CONFIDENTIALITY

17.1	During the term of this Agreement and after termination or expiration of this Agreement for any reason whatsoever each Party shall:

17.1.1	keep the Confidential Information confidential unless otherwise permitted by this Agreement;

17.1.2	not disclose the Confidential Information to any other person (other than its employees and advisers on a need to know basis) other than with the prior written consent of the Board or in accordance with Clauses 17.2 and 17.3 (each permitted disclosee hereunder being a “Recipient”).

17.2	The receiving Party shall procure that each Recipient who it is entitled to disclose the Confidential Information is made aware of and complies with the confidentiality obligations under this Agreement as if it was a party to this Agreement.

17.3	The obligations contained in Clauses 17 shall not apply to any Confidential Information which:

17.3.1	is at the date of this Agreement or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by the receiving Party or any Recipient;

17.3.2	can be shown to have been known to the receiving Party prior to it being disclosed to it; or

17.3.3	subsequently comes into the possession of the receiving Party from a third party who to the receiving Party’s knowledge is not under a duty of confidence to the disclosing party; or

17.3.4	is required to be disclosed at law.

17.4	For the purposes of this Clause, “Confidential Information” means any information relating to a Group Company which is obtained, whether before or after the date of this Agreement, either in writing or orally or in a visual or an electronic form (including, without limitation, in a magnetic or digital form) and whether directly or indirectly from any Group Company or its advisers.

18	BENEFIT OF THIS AGREEMENT

This Agreement shall be binding upon and enure to the benefit of each party to this Agreement and its lawful successors and assigns.

19	ASSIGNMENTS AND TRANSFERS BY THE COMPANY

Neither party may assign or transfer any of its rights under this Agreement in whole or in part without the consent of the other save that the Lender may assign to another member of the ActivCard Group without restriction provided always that prior to leaving the ActivCard Group such assignees shall reassign to another member of the ActivCard Group.

20	REMEDIES AND WAIVERS

20.1	No failure, delay or other relaxation or indulgence on the part of the Lender to exercise any power, right or remedy shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

20.2	All rights of the Lender contained in this Agreement are in addition to all rights vested or to be vested in it pursuant to common law or statute.

20.3	Any change in the constitution of the Lender or its absorption in or amalgamation with any other person or the acquisition of all or part of its undertaking by any other person or any reconstruction or reorganisation of the Lender shall not in any way prejudice or affect its rights under the Facility Documents.

20.4	Any right or power which may be exercised or any determination which may be made under the Facility Documents by the Lender may be exercised or made in its absolute and unfettered discretion and it shall not be obliged to give reasons therefor.

20.5	A certificate by any officer or other duly authorised official of the Lender as to the money and liabilities for the time being due or accrued from or by the Company pursuant to any of the Facility Documents or the amount of any interest, commission or other sums owing pursuant to any of the Facility Documents shall save for manifest error be conclusive evidence in any legal proceedings.

21	SEVERABILITY

Each of the provisions of this Agreement is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. Without prejudice to the generality of the foregoing the Cash Loan is a separate loan and is severable from the Additional Indebtedness and if the Additional Indebtedness shall be or become invalid, illegal or unenforceable, the validity, legality and enforceability of the Cash Loan shall not in any way be affected or impaired thereby

On each date on which this Agreement requires an amount to be paid by the Company, the Company shall make the same available to the Lender by payment in immediately available, freely transferable, cleared funds to such account as the Lender may from time to time notify to the Company for this purpose.

22	NOTICES

22.1	All notices, demands or other communications under or in connection with this Agreement may be given by letter, telex or facsimile or other comparable means of communication addressed to the person at the address identified with its signature below or as notified in writing from time to time. Any such communication will be deemed to be given as follows:

22.1.1	if personally delivered, at the time of delivery;

22.1.2	if by letter, at noon on the Business Day following the day such letter was posted (or in the case of airmail, seven days after the envelope containing the same was delivered into the custody of the postal authorities); and

22.1.3	if by facsimile transmission or comparable means of communication during the business hours of the addressee then on the day of transmission, otherwise on the next following Business Day.

22.2	In proving such service it shall be sufficient to prove that personal delivery was made or that such letter was properly stamped first class, addressed and delivered to the postal authorities or in the case of facsimile transmission or other comparable means of communication, that a confirming hard copy was provided promptly after transmission.

23	ENTIRE AGREEMENT

This Agreement and the Documentation and documents referred to therein set out the entire agreement and understanding between the parties in relation to the subject matter of this Agreement and each of the parties hereto hereby confirms that it has not entered into this agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement.

24	JURISDICTION

24.1	This Agreement shall be governed by and construed in accordance with English law.

24.2	The parties hereby agree and accept the exclusive jurisdiction of the High Court of Justice in England in relation to any dispute legal action or proceedings arising out of this Agreement.

25	COUNTERPARTS AND DELIVERY

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same agreement.

SCHEDULE 1

Notice of Conversion

To: [             ] (the “Company”)

We hereby give notice of our desire to exercise our Conversion Rights on [            ] (the “Conversion Date”) in respect of [all of the Loan/[amount of the Loan]. This Notice shall be revocable at any time on or prior to the Conversion Date. Capitalised terms used in this Notice shall have the same meaning as in the Convertible Loan Agreement between the Company and the Lender dated [            ] 2003.

PART A

We desire the applicable number of fully paid Shares to be allotted on such exercise of our Conversion Rights and registered in our name(s) and hereby authorise the entry of our name(s) in the register of Members in respect thereof and the delivery of a certificate therefor to at

                                                                 on the

Conversion Date

Signature(s) for [Lender]

In the case of a corporation this Notice must be either given under its Common Seal or signed on its behalf by an attorney or duly authorised official of the corporation.

Dated this day of

+	Delete or complete as appropriate.

++	If it is desired to nominate some other person(s) as the allottee(s) of all or any of the Shares, such person(s) should sign below as evidence of their agreement to accept the Shares pursuant to exercise of the Conversion Rights. In the case of a corporation this acknowledgement must be either given under its Common Seal or signed on its behalf by an attorney or duly authorised official of the corporation.

IN WITNESS WHEREOF the parties to this Agreement have caused this Agreement to be duly executed as a deed on the date written at the beginning of this Agreement.

Executed as a Deed

By ActivCard Corp,

Director:    /s/    STEVEN HUMPHREYS

Director/Secretary:

Notice details

Address: 6623 Dumbarton Circle, Fremont, California 94555, USA

Fax No: +1 (0)510 574 0128

Telephone No: +1 (0) 510 574 0100

Attention: Blair Geddes

Executed as a Deed

By Aspace Solutions Limited

Director:    /s/    JULIAN LOVELOCK

Director/Secretary:    /s/    PAUL RYDER

Notice details

Address:	Three Tuns House 109 Borough High Street London SE1 1NL

Fax No:	020 7744 6249

Telephone No:	020 7744 6248

Attention:	Paul Ryder